Exhibit 10.22

Warrant Grant
Dear Brad Miles (the "Warrant Holder"),
As per the Agreement dated January 22, 2013, as amended, between Lightlake Therapeutics Inc. (the "Company") and you, you have been granted warrants (the "Warrants") to purchase common stock (the "Common Stock") of the Company (with each share of Common Stock of the Company, a "Share") as follows:
Date of Grant:                        March 19, 2015
Exercise Price per Share:                US$10.00
Total Number of Shares Granted:            45,000
Type of Options:                    Non-Qualified Stock Options
Expiration Date:                    March 18, 2020

Termination Period:
These Options may be exercised for a period of five (5) years from the Date of Grant. You are responsible for keeping track of this exercise period. The Company will not provide further notice of such period.

Transferability:	These Warrants may be transferred, except as prohibited by applicable laws and regulations.

Restriction on Exercise:
Your ability to exercise these Options is contingent on your and your officers, agents, and representatives keeping confidential information shared with you and your officers, agents, and representatives confidential and complying with all applicable laws and regulations.

Vesting:	100% on the Date of Grant

Exhibit 10.22

These Warrants may only be exercised for cash.
Following receipt by the Company of evidence and/or an indemnity from you to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Warrants or any certificates for representing the Shares underlying these Warrants and, in the event of mutilation, following the surrender and cancellation of such Warrants or stock certificate, the Company shall make and deliver replacement Warrants or stock certificate of like tenor and dated as of such cancellation, in lieu of these Warrants or stock certificate, without any charge therefor. Any such replacement Warrants or stock certificates shall be subject to the sameterms, conditions, and restrictions as these Warrants and any Shares underlying these Warrants. Proportionate adjustments shall automatically be made to both the Exercise Price and number of these Warrants in the event of a stock split, recapitalization, change of control and fundamental transaction. Upon the exercise of these Warrants, the fair market value per Share shall be equal to the closing price of the Shares on the day prior to such exercise.
Exercise of these Warrants shall occur by your: (i) surrendering the exercised Warrants at the then current official address listed in securities filings of the Company together with a properly completed and signed Notice of Exercise of Stock Warrant (as per Exhibit D), (ii) paying the proper amount of cash to the Company, and (iii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) and (ii) to the following email addresses: roger.crystal@lightlaketherapeutics.com and kevin.pollack@lightlaketherapeutics.com.
By your signature and the signature of the Company's representative below, you and the Company agree to the terms of these Warrants.
Brad Miles                     LIGHTLAKE THERAPEUTICS INC.
/s/ Brad Miles                         /s/ Kevin Pollack
Warrant Holder                     Name: Kevin Pollack
Title: CFO